Exhibit 19.1

ONCOCYTE CORPORATION

INSIDER TRADING POLICY

February 2025

Federal and state securities laws prohibit the purchase or sale of a company’s securities by persons who are aware of material information about that company that is not generally known or available to the public. These laws also prohibit persons who are aware of such material nonpublic information from disclosing this information to others who may trade. Companies and their controlling persons are also subject to liability if they fail to take reasonable steps to prevent insider trading by company personnel.

It is important that you understand the breadth of activities that constitute illegal insider trading and their potentially severe consequences. Both the Securities and Exchange Commission and the Financial Industry Regulatory Authority investigate and are very effective at detecting insider trading. The Securities and Exchange Commission, together with the US Attorneys, pursue insider-trading violations vigorously. Cases have been successfully prosecuted against trading by employees through foreign accounts, trading by family members and friends, and trading involving only a small number of shares.

This Policy provides guidelines with respect to transactions in the securities of Oncocyte Corporation (the “Company”).

APPLICABILITY OF POLICY

Who is covered by this Policy?

This Policy applies to you if you are an “Insider” to the Company, which is defined as:

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an officer or employee of the Company or its subsidiaries;

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a member of the Board of Directors or similar governing body of the Company or its subsidiaries; or·

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a consultant or contractor of the Company who receives or has access to Material Nonpublic Information (as defined below) regarding the Company.

Insiders are also responsible for making sure that the purchase or sale of any security covered by this Policy by any of the following persons or entities also complies with this Policy:

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any family member or other person who lives in the same household as the Insider;

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any family member of the Insider who does not share the same household as the Insider but whose transactions in Company securities are directed by the Insider or are subject to their influence or control (such as parents, siblings or children who consult with the Insider before they trade in Company securities);

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any entity whose transactions in securities the Insider influences, directs or controls (including, e.g., a company or a venture or other investment fund if the Insider influences, directs or controls transactions by the fund); and

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any person who, directly or indirectly receives Material Nonpublic Information from the Insider.

This Policy continues to apply to your transactions in Company securities even after you have terminated your status as an Insider if you are aware of Material Nonpublic Information at the time your employment or other relationship terminates until that information has become public or is no longer material.

What transactions are covered by this Policy?

Transactions in Company Securities. This Policy generally applies to all transactions in securities of the Company, including common stock, options for common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as exchange-traded put and call options.

Exception for Exercise of Stock Options, Warrants, and Certain Other Securities. This Policy’s trading restrictions generally do not apply to the exercise of a stock option or warrant or the conversion of a convertible security. The trading restrictions do apply, however, to any sale of the underlying stock or to a cashless exercise of the option or warrant through a broker, as this entails selling a portion of the underlying stock to cover the costs of exercise.

Transactions in Other Companies’ Securities. This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company. You should keep in mind that information that is not material to the Company may nevertheless be material to one of the Company’s business partners.

STATEMENT OF POLICY

What is the Company’s general policy on insider trading and disclosure of nonpublic information?

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace and the misuse of Material Nonpublic Information in securities trading.

What policies am I required to adhere to before trading in securities?

Trading on Material Nonpublic Information is Prohibited. You may not engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell, directly or through family members or other persons or entities, if you are aware of Material Nonpublic Information relating to the Company. Similarly, you may not trade in the securities of any other company if you are aware of Material Nonpublic Information about that company which you obtained in the course of your employment with, or provision of services to, the Company. Such prohibition against trading shall remain in effect until the close of business on the first Trading Day following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used herein, the term “Trading Day” means a day on which national stock exchanges are open for trading.

Mandatory Trading Window Provisions Preclearance of Trades. All Insiders must refrain from trading in the Company’s securities other than during the Trading Window. As used herein, the term “Trading Window” means the period in any fiscal quarter:

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beginning at the opening of business on the second (2nd) Trading Day following the date of public disclosure of the financial results for the prior fiscal quarter or year; and

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ending at the close of business on the 14th calendar day before the end of each fiscal quarter.

Even during the Trading Window, Insiders must first comply with the Company’s “preclearance” process. Each Insider should contact the General Counsel, or in the absence of the General Counsel, the Chief Operating Officer, prior to commencing any trade in the Company’s securities.

No Exception for Hardship. Every Insider has individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has recommended a trading window to that Insider or any other Insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgment should be exercised in connection with any trade in the Company’s securities. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. The existence of a personal financial emergency does not excuse you from compliance with this policy.

If I receive Material Nonpublic Information about the Company or any of its business partners, may I disclose that information to others?

Maintaining the Confidentiality of Nonpublic Information. Nonpublic information relating to the Company or its business partners is the property of the Company, and the unauthorized disclosure of such information is forbidden.

Maintaining the confidentiality of Company information is essential for competitive, security and other business reasons, as well as to comply with applicable securities laws. You should treat all information you learn about the Company or its business plans in connection with your employment as confidential and proprietary to the Company. Inadvertent disclosure of confidential or inside information may expose the Company and you to significant risk of investigation and litigation.

The timing and nature of the Company’s disclosure of material information to outsiders is subject to legal rules, the breach of which could result in substantial liability to you, the Company and its management. Accordingly, it is important that responses to inquiries about the Company by the press, investment analysts or others in the financial community be made on the Company’s behalf only through authorized individuals.

If you receive inquiries about the Company from securities analysts, reporters, or others, decline comment and direct them to the Chief Financial Officer or the Director, Marketing and Communications.

As a precaution, keep all memoranda, correspondence and other documents that reflect nonpublic information in a secure place, such as a locked office or a locked file cabinet, so that they cannot be seen by third persons.

Prohibition Against Disclosing Material Nonpublic Information to Others that Might Trade on the Basis of that Information. You must not disclose (“tip”) Material Nonpublic Information to any other person (including family members) where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor are you permitted to make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities. Even if you are not in possession of Material Nonpublic Information, do not recommend to any other person that they buy or sell securities of the Company. (Remember that “tipping” Material Nonpublic Information is always prohibited, and that your recommendation could be imputed to the Company and may be misleading if you do not have all relevant information).

Do not discuss Material Nonpublic Information where it may be overheard, such as in restaurants, elevators, restrooms, and other public places. Remember that cellular phone conversations are often overheard and that persons other than their intended recipients may retrieve voice mail and e-mail messages.

May I trade in Company derivative securities or short sell Company securities?

The Company considers it improper and inappropriate for Insiders to engage in short-term or speculative transactions in the Company’s securities or in other transactions in the Company’s securities because those transactions may not be in alignment with the interests of the Company’s shareholders and may lead to inadvertent violations of the insider trading laws. Accordingly, your trading in Company securities is subject to the following restrictions:

Short Sales and Hedging Transactions. You may not engage in short sales of the Company’s securities (sales of securities that are not then owned), including a “sale against the box” (a sale with delayed delivery) or other hedging or monetization transactions with respect to the Company’s securities, including, but not limited to, through the use of financial instruments such as exchange funds, prepaid variable forwards, equity swaps, puts, calls, collars, forwards and other derivative instruments.

Publicly Traded Options. You may not engage in transactions in publicly traded options, such as puts, calls and other derivative securities, on an exchange or in any other organized market on Company securities.

Standing Orders. Standing orders should be used only for a very brief period of time and only during an open Trading Window. A standing order placed with a broker to sell or purchase securities at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of Material Nonpublic Information may result in unlawful insider trading. Should you have an open standing order, you must cancel the order prior to the start of a closed trading period or as soon as you become aware of Material Nonpublic Information.

Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold without your consent by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. Because a margin or foreclosure sale may occur at a time when you are aware of Material Nonpublic Information or otherwise are not permitted to trade in Company securities, you are prohibited from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

May I pre-establish a time for the purchase or sale of Company securities at a time that I am not aware of Material Nonpublic Information?

Pursuant to U.S. Securities and Exchange Rule 10b5-1, directors, officers and employees of the Company may establish written programs which permit (i) automatic trading of the Company’s securities through a third-party broker or (ii) trading of the Company’s securities by an independent person (e.g., an investment banker) who is not aware of Material Nonpublic Information at the time of a trade. All programs shall be pre-approved by the Company and the programs shall be updated from time to time to conform with any changes to Rule 10b5-1or the practices thereunder. Once a program is implemented in accordance with Rule 10b5-1, trades pursuant to such program shall not be subject to the limitations and restrictions set forth in other sections of this Insider Trading Policy. Trading pursuant to a program may occur even at a time outside of the Company’s Trading Window or when the person on whose behalf such trade is made is aware of Material Nonpublic Information. Each program (or the form of program established by an investment bank or other third party) must be reviewed by the General Counsel or, in the absence of the General Counsel, the Chief Operating Officer prior to establishment, to confirm compliance with this policy and the applicable securities laws.

POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

What legal liability may I be subject to if I engage in securities transactions on the basis of Material Nonpublic Information?

Insiders that engage in securities transactions at a time when they have knowledge of Material Nonpublic Information may be subject to penalties that include:

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imprisonment for up to 20 years;

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criminal fines of up to $5 million; and

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civil fines of up to three times the profit gained or loss avoided.

What legal liability may I be subject to if I disclose Material Nonpublic Information to others who engage in securities transactions?

Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The U.S. Securities and Exchange Commission has imposed large penalties even when the disclosing person did not profit from the trading. The U.S. Securities and Exchange Commission, the stock exchanges and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

Could the Company incur liability for my actions if I engage in securities transactions at a time that I have Material Nonpublic Information?

If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s directors, officers and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

What disciplinary actions may the Company take for violations of this Policy?

Insiders who violate this Policy will be subject to disciplinary action by the Company. This disciplinary action may include ineligibility for future participation in the Company’s equity incentive plans, other Company imposed sanctions, suspension or termination of employment.

DEFINITION OF MATERIAL NONPUBLIC INFORMATION

Note that inside information has two important elements - materiality and public availability.

What information is material?

It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision (i.e., a decision to buy, hold or sell a security), or if it would significantly alter the total mix of information available to investors. While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information include:

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Financial results;

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Projections of future earnings or losses;

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News of a pending or proposed merger;

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News of the disposition of a subsidiary or significant assets;

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Impending bankruptcy or financial liquidity problems;

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Gain or loss of a substantial customer or supplier;

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Changes in a dividend policy;

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New project developments or announcements of a significant nature;

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Stock splits;

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New equity or debt offerings;

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Mergers or acquisitions;

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Significant litigation exposure due to actual or threatened litigation or developments in existing litigation;

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Major changes in senior management; and

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Information as to the success, failure or even the unchanging status of particular aspects of the Company’s business.

Both positive and negative information may be material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions concerning the materiality of particular information should be resolved in favor of materiality, and trading should be avoided.

What constitutes non-public information?

Nonpublic information is information that has not been previously disclosed to the general public and is otherwise not available to the general public. One common misconception is that material information loses its “nonpublic” status as soon as a press release is issued disclosing the information. In fact, information is considered to be available to the public only when it has been released broadly to the marketplace (such as by a press release or an SEC filing) and the investing public has had time to absorb the information fully. As a general rule, information is considered nonpublic until after the first full trading day following the date when the information is released. For example, if the Company announces financial earnings before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Thursday (assuming you are not aware of other Material Nonpublic Information at that time). However, if the Company announces earnings after trading begins on that Tuesday, the first time you can buy or sell Company securities is the opening of the market on Friday.

ADDITIONAL INFORMATION - DIRECTORS AND OFFICERS

Directors and officers of the Company must also comply with the reporting obligations and limitations on short-swing transactions set forth in Section 16 of the Securities Exchange Act of 1934, as amended. The practical effect of these provisions is that officers and directors who purchase and sell the Company’s securities within a six-month period must disgorge all profits to the Company whether or not they had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of an option under the Company’s option plans, nor the exercise of that option nor the receipt of stock under the Company’s employee stock purchase plan is deemed a purchase under Section 16; however, the sale of any such shares is a sale under Section 16. Moreover, no officer or director may ever make a short sale of the Company’s securities.

INQUIRIES ABOUT THIS POLICY

Please direct your questions as to any of the matters discussed in this Policy to the General Counsel, or in the absence of the General Counsel, the Chief Operating Officer of the Company.

ACKNOWLEDGMENT

This is to acknowledge that I have received, read and understand the Company's Amended and Restated Insider Trading Policy. I agree to comply fully with all of its terms.

Signature

Print Name

Date

PLEASE SIGN, DATE, AND RETURN THIS ACKNOWLEDGEMENT TO:

15 Cushing

Irvine, CA 92618